Prestige Brands Holdings, Inc Elects Frank Palantoni Chief Executive Officer

Irvington, NY, March 21, 2006—Prestige Brands Holdings, Inc. (NYSE:PBH) today announced the election of Frank Palantoni as the Company’s new Chief Executive Officer, effective April 1, 2006. Mr. Palantoni is currently President and Chief Operating Officer of Prestige. Peter C. Mann will remain as the Company’s Chief Executive Officer until April 1, 2006, after which time he will continue as executive Chairman of the Board.

Commenting on Mr. Palantoni’s election, Mr. Mann said, “In his relatively short tenure with Prestige, Frank Palantoni has made meaningful contributions to the operations of the Company, and we are very pleased to recognize those accomplishment with this important increase in responsibilities. Frank is a talented and experienced executive, and I am confident he will provide excellent leadership in the months and years ahead. Frank will now have direct responsibility for all operating functions within the Company, including Finance and Legal. I will continue to be actively involved in setting strategic direction for Prestige and will now focus more time on corporate development and international expansion,” he said.

Prior to joining Prestige, Mr. Palantoni served as Global President and CEO of Gerber Products Company. He also held high level positions at Novartis Corporation, including CEO of Novartis Consumer Health. Prior to Novartis, he spent ten years with Groupe Danone with increasing responsibilities in the U.S. and internationally. Mr. Palantoni’s full biography is available on the Company’s website, www.prestigebrandsinc.com in the “About Us” link.

Located in Irvington, NY, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter drug, personal care and household cleaning products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaning products and other well-known brands.

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